Exhibit 99.1

Ciprico Completes Sale of Intellectual Property to Dot Hill

MINNEAPOLIS--(BUSINESS WIRE)--Ciprico Inc. (the “Company” or “Ciprico”), announced today that on September 24, 2008, it closed the asset sale of certain of Ciprico’s intellectual property assets to Dot Hill Systems Corp. (NASDAQ: HILL). Pursuant to bankruptcy proceedings Dot Hill Systems was the winning bidder to acquire all of Ciprico's rights to its RAIDCore™ technology and a joint ownership interest with Ciprico in its NAS intellectual property. Payment terms include a cash payment of $2.25 million at closing, a promissory note for $1.0 million over a 42-month period and an earnout of as much as $2 million over 42 months. At closing the Company repaid a debtor-in-possession loan from Dot Hill Systems of $225,000.

Ciprico filed for Chapter 11 bankruptcy protection on July 28, 2008. The U.S. Bankruptcy Court for the District of Minnesota in Minneapolis approved the Agreement on September 18, 2008.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

CONTACT:
Ciprico Inc.
Steven D. Merrifield, 952-540-2400
Chief Executive Officer
or
Monte S. Johnson, 952-540-2400
Sr. VP & CFO